Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES FISCAL YEAR 2011 FINANCIAL RESULTS

PALO ALTO, Calif. – December 8, 2011 – CPI International Holding Corp., the parent company of CPI International, Inc. (CPI), today announced financial results for the fourth quarter and fiscal year ended September 30, 2011.  In comparison to the previous fiscal year, in fiscal 2011, CPI:

•	Increased sales by eight percent to $389 million;
•	Increased orders by five percent to $393 million; and
•
Increased adjusted EBITDA by one percent to $62.4 million.  In comparison, net income decreased from $6.7 million in fiscal 2010 to a net loss of $11.2 million in fiscal 2011, primarily due to the impact of expenses related to the acquisition of CPI by The Veritas Capital Fund IV, L.P. in February 2011; these expenses are among the items excluded from CPI’s adjusted EBITDA calculation.

CPI’s other notable financial achievements during fiscal 2011 included:

•	Increases in sales in all four quarters in comparison to the same quarters of the previous fiscal year and, in the third quarter, achievement of the highest quarterly sales in the company’s history;
•	Four consecutive quarters of robust order rates averaging more than $98 million per quarter, resulting in a book-to-bill ratio of 1.01;
•	A record year-end backlog of $247 million; and
•	Cash flow from operating activities of $17.8 million, free cash flow of $10.5 million and adjusted free cash flow of $25.3 million.

“For CPI, fiscal 2011 was an excellent year that was greatly impacted by milestone events in some very large programs, as well as by the acquisition of the company by Veritas Capital,” said Joe Caldarelli, chief executive officer.  “In the defense markets, we began and completed production shipments totaling $18 million for a one-time, new, counter-improvised explosive device program.  This electronic warfare program necessitated an extremely fast ramp up schedule and high degrees of coordination across multiple product lines and CPI divisions, and was an enormous success for the company.  Fiscal 2011 also saw the completion of our largest military communications program, Increment One of the WIN-T program, for which we’ve shipped approximately $55 million in communications products since mid-2007.  At the time this program began, we were a fairly new player in military communications, but we have grown our expertise, market presence and business volumes in the intervening years.  Our milcom business has exceeded 10 percent of our total annual sales in the past couple of years, and we expect it to continue to be a solid performer for CPI, notwithstanding the completion of Increment One of WIN-T.  From a corporate standpoint, fiscal 2011 was a momentous year due to the sale of the company to Veritas Capital and the related refinancing of our capital structure.”

In fiscal 2011, CPI generated total sales of $389 million, representing an eight percent increase from the previous year’s sales of $360 million.  Sales increased 15 percent in the company’s defense markets, primarily due to a one-time, counter-improvised explosive device (counter-IED) program for which the entirety of CPI’s $18.0 million in production shipments took place in fiscal 2011.  Sales decreased by three percent in the medical market as a result of the inconsistent nature of orders and sales of products to support MRI applications.  Sales increased by nine percent in the communications market because of increases in sales of products to support military communications and satellite broadcast applications.

CPI booked fiscal 2011 orders totaling $393 million, a five percent increase from the $375 million in orders booked in the prior year.  Orders increased 20 percent in the company’s defense markets due to a significant increase in orders for the non-recurring, counter-IED program that CPI undertook in fiscal 2011.  Orders increased three percent in the medical market, principally due to increased orders for x-ray imaging products for foreign customers.  Orders decreased four percent in the communications market, primarily as a result of the expected conclusion of Increment One of the WIN-T military communications program in which CPI has participated for several years; strong sales for this program in fiscal 2011 were due principally to the fulfillment of orders booked in previous fiscal years.

Net loss for fiscal 2011 was $11.2 million, a decrease from the $6.7 million in net income generated in fiscal 2010.  This decrease was primarily due to expenses related to the February 2011 acquisition of CPI by Veritas Capital, including higher amortization, depreciation and other expenses resulting from the application of purchase accounting, as well as higher interest expenses due to the refinancing of the company in connection with the acquisition.

In fiscal 2011, CPI generated adjusted EBITDA of $62.4 million, or 16 percent of sales, as compared to adjusted EBITDA of $61.6 million, or 17 percent of sales, in the previous year.  The increase in adjusted EBITDA, which excludes expenses related to the acquisition and other non-recurring, non-cash or unusual items, was due to higher sales volumes in fiscal 2011 and the related improvements in gross profit and operating efficiencies.  The impact of these positive factors was partially offset by the unfavorable impact of the strong Canadian dollar in comparison to the U.S. dollar.

As of September 30, 2011, CPI had cash and cash equivalents totaling $35.0 million.  In fiscal 2011, cash flow from operating activities was $17.8 million, free cash flow was $10.5 million and adjusted free cash flow was $25.3 million.  Adjusted free cash flow excludes, among other items, certain payments related to the February 2011 acquisition.

Fourth Quarter 2011 Financial Results

In the final quarter of fiscal 2011, CPI achieved total sales of $100.5 million, representing an increase of five percent from $95.4 million in the same quarter of the previous year and setting a new high for fourth quarter sales.  Sales increased eight percent in the defense markets, 16 percent in the medical market and 10 percent in the communications market; these increases were partially offset by decreases in the company’s two smallest markets.

Net income totaled $2.5 million in the fourth quarter of fiscal 2011, as compared to a net loss of $5.8 million in the fourth quarter of the previous fiscal year.  The most recent quarter included $4.9 million in expenses resulting from the amortization of acquisition-related intangible assets, as compared to $0.7 million in similar expenses in the fourth quarter of fiscal 2010, as well as higher interest expenses due to the refinancing of the company in connection with the February 2011 acquisition, an unfavorable U.S.-to-Canadian-dollar exchange rate and an additional loss reserve provision for a telemetry contract due to cost overruns.  CPI’s net loss for the fourth quarter of fiscal 2010 included $16.1 million in strategic alternative expenses related to the termination of the company’s prior merger agreement with Comtech Telecommunications Corp.; these expenses did not recur in the same period in fiscal 2011.

Adjusted EBITDA equaled $14.3 million, or 14 percent of sales, in the fourth quarter of fiscal 2011.  In comparison, adjusted EBITDA in the same quarter of the previous year, totaled $17.3 million, or 18 percent of sales.  Adjusted EBITDA in the most recent quarter was impacted by the unfavorable U.S.-to-Canadian-dollar exchange rate and the telemetry contract loss reserve provision.

Fiscal 2012 Outlook

For fiscal 2012, CPI expects:

•	Total sales of between $380 million and $395 million;
•	Adjusted EBITDA of between $63 million and $65 million; and
•	Adjusted free cash flow of more than $17 million.

The company assumes that its effective tax rate will be approximately 37 percent for fiscal 2012.

Financial Community Conference Call

In conjunction with this announcement, CPI will hold a conference call on Friday, December 9, 2011 at 11:00 a.m. (EST) that will be simultaneously broadcast live over the Internet on the company’s Web site.  To participate in the conference call, please dial (888) 245-0987, or (913) 312-1449 for international callers, enter participant pass code 6634242 and ask for the CPI International Fiscal Year 2011 Financial Results Conference Call.  To access the call via the Internet, please visit http://investor.cpii.com and click “Events.”
About CPI International Holding Corp.

CPI International Holding Corp., headquartered in Palo Alto, California, is the parent company of CPI International, Inc., which is the parent company of Communications & Power Industries LLC, a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications.  Communications & Power Industries LLC develops, manufactures and distributes products used to generate, amplify, transmit and receive high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications.  End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.

Non-GAAP Supplemental Information

EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow presented here are non-generally accepted accounting principles (GAAP) financial measures.  EBITDA represents earnings before net interest expense, provision for income taxes and depreciation and amortization.  Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-recurring, non-cash, unusual or other items.  EBITDA margin represents EBITDA divided by sales.  Adjusted EBITDA margin represents adjusted EBITDA divided by sales.  Free cash flow represents net cash provided by operating activities minus capital expenditures and patent application fees.  Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring, unusual or other items.

CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business.  In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses.  Other companies may define EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow of other companies.  Because EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow do not include certain material costs, such as interest and taxes in the case of EBITDA-based measures, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of income or statements of cash flows data prepared in accordance with GAAP.

###

Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements provide our current expectations, beliefs or forecasts of future events.  Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward-looking statements.  These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; currency fluctuations; goodwill impairment considerations; customer cancellations of sales contracts; U.S. Government contracts; export restrictions and other laws and regulations; international laws; changes in technology; the impact of unexpected costs; the impact of a general slowdown in the global economy; the impact of environmental laws and regulations; and inability to obtain raw materials and components.  These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission.  As a result of these uncertainties, you should not place undue reliance on these forward-looking statements.  All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

 CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(in thousands)

	Combined(1)	Successor(2)	Predecessor (2)
	Twelve Months Ended	Period February 11 to	Period October 2, 2010 to	Twelve Months Ended
	September 30, 2011	September 30, 2011	February 10, 2011	October 1, 2010
Sales	$388,721	$264,498	$124,223	$360,434
Cost of sales, including $7,703 of utilization of net increase in cost basis of inventory due to purchase accounting for the twelve months ended September 30, 2011and the period February 11 to September 30, 2011	286,405	195,001	91,404	251,987
Gross profit	102,316	69,497	32,819	108,447
Operating costs and expenses:
Research and development	14,792	9,798	4,994	12,429
Selling and marketing	21,882	13,618	8,264	20,794
General and administrative	26,946	15,093	11,853	24,988
Amortization of acquisition-related intangible assets	13,139	12,140	999	2,749
Strategic alternative transaction expenses	14,223	9,555	4,668	19,913
Total operating costs and expenses	90,982	60,204	30,778	80,873
Operating income	11,334	9,293	2,041	27,574
Interest expense, net	23,496	17,708	5,788	15,213
Loss on debt extinguishment	134	134	-	-
(Loss) income before income taxes	(12,296)	(8,549)	(3,747)	12,361
Income tax (benefit) expense	(1,083)	(2,066)	983	5,622
Net (loss) income	(11,213)	(6,483)	(4,730)	6,739

Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on cash flow hedges, net of tax	(606)	(890)	284	(653)
Unrealized actuarial (loss) gain and amortization of prior service cost for pension liability, net of tax	(120)	(295)	175	(86)
Total other comprehensive (loss) income, net of tax	(726)	(1,185)	459	(739)
Comprehensive (loss) income	$(11,939)	$(7,668)	$(4,271)	$6,000

(1)
Based on the combined results of Successor (as defined below) for the period February 11, 2011 through September 30, 2011, and Predecessor (as defined below) for the period October 2, 2010 through February 10, 2011.  This presentation of the combined results of operations for the 12 months ended September 30, 2011 does not comply with generally accepted accounting principles in the United States or with the rules for pro forma presentation. CPI believes that this presentation facilitates the ability of its investors to more meaningfully compare its combined operating results for fiscal year 2011 with its results for fiscal year 2010.

(2)	Successor refers to CPI International Holding Corp. and its subsidiaries following the February 11, 2011 merger with Veritas Capital. Predecessor refers to CPI International, Inc. and its subsidiaries prior to the February 11, 2011 merger.

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Successor (1)	Predecessor (1)
	Three Months Ended	Three Months Ended
	September 30, 2011	October 1, 2010
Sales	$100,488	$95,439
Cost of sales, including $229 of utilization of net increase in cost basis of inventorydue to purchase accounting for the three months ended September 30, 2011	73,928	66,077
Gross profit	26,560	29,362
Operating costs and expenses:
Research and development	4,366	3,142
Selling and marketing	5,616	5,402
General and administrative	5,541	6,428
Amortization of acquisition-related intangible assets	4,858	687
Strategic alternative transaction expenses	426	16,113
Total operating costs and expenses	20,807	31,772
Operating income (loss)	5,753	(2,410)
Interest expense, net	6,759	3,697
Loss before income taxes	(1,006)	(6,107)
Income tax benefit	(3,528)	(302)
Net income (loss)	2,522	(5,805)

Other comprehensive income (loss), net of tax
Unrealized loss on cash flow hedges, net of tax	(1,115)	(567)
Unrealized actuarial loss and amortization of prior service cost for pension liability, net of tax	(295)	(80)
Total other comprehensive loss, net of tax	(1,410)	(647)
Comprehensive income (loss)	$1,112	$(6,452)

(1)
“Successor refers to CPI International Holding Corp. and its subsidiaries following the February 11, 2011 merger with Veritas Capital.  Predecessor refers to CPI International, Inc. and its subsidiaries prior to the February 11, 2011 merger.

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	Successor (1)	Predecessor (1)
	September 30, 2011	October 1, 2010
Assets
Current Assets:
Cash and cash equivalents	$34,955	$42,829
Restricted cash	2,370	1,804
Accounts receivable, net	45,610	45,707
Inventories	78,296	75,208
Deferred tax assets	14,414	11,030
Prepaid and other current assets	6,486	6,459
Total current assets	182,131	183,037
Property, plant, and equipment, net	81,675	54,259
Deferred debt issue costs, net	14,073	1,604
Intangible assets, net	262,232	72,474
Goodwill	178,983	162,225
Other long-term assets	5,205	4,677
Total assets	$724,299	$478,276

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$1,500	$66,000
Accounts payable	27,188	24,290
Accrued expenses	27,301	23,653
Product warranty	5,607	5,101
Income taxes payable	2,912	5,022
Advance payments from customers	14,661	14,218
Total current liabilities	79,169	138,284
Deferred tax liabilities	87,268	21,707
Long-term debt, less current portion	361,697	128,934
Other long-term liabilities	6,269	5,411
Total liabilities	534,403	294,336
Commitments and contingencies
Stockholders’ equity
Common stock (Successor: $0.01 par value, 2 shares authorized; 1 share issued and outstanding. Predecessor: $0.01 par value, 90,000 shares authorized; 17,020 shares issued and 16,813 shares outstanding)	-	170
Additional paid-in capital	197,564	80,015
Accumulated other comprehensive loss	(1,185)	(141)
(Accumulated deficit) retained earnings	(6,483)	106,696
Treasury stock	-	(2,800)
Total stockholders’ equity	189,896	183,940
Total liabilities and stockholders' equity	$724,299	$478,276

(1)	Successor refers to CPI International Holding Corp. and its subsidiaries following the February 11, 2011 merger with Veritas Capital. Predecessor refers to CPI International, Inc. and its subsidiaries prior to the February 11, 2011 merger.

 CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Combined (1)	Successor (2)	Predecessor (2)
	Twelve Months Ended	Period February 11 to	Period October 2, 2010 to	Twelve Months Ended
	September 30, 2011	September 30, 2011	February 10, 2011	October 1, 2010
Cash flows from operating activities
Net cash provided by operating activities	$17,844	$13,567	$4,277	$19,808

Cash flows from investing activities
Capital expenditures	(7,352)	(4,918)	(2,434)	(4,492)
Acquisitions of predecessor entity	(370,490)	(370,490)	-	-
Payment of patent application fees	(10)	(4)	(6)	(41)
Net cash used in investing activities	(377,852)	(375,412)	(2,440)	(4,533)

Cash flows from financing activities
Equity investment, net	197,144	197,144	-	-
Proceeds from issuance of Successor's senior subordinated notes	208,550	208,550	-	-
Borrowings under Successor's term loan facility	143,815	143,815	-	-
Debt issue costs	(3,453)	(3,453)	-	-
Redemption and repurchase of Predecessor's senior subordinated notes and floating rate notes	(129,000)	(129,000)	-	-
Repayment of borrowings under Predecessor's term loan facility	(66,000)	(66,000)	-	-
Repayment of borrowings under Successor's term loan facility	(1,125)	(1,125)	-	-
Payment for Predecessor's senior credit facilities agreement amendment	(379)	-	(379)	-
Proceeds from stock purchase plan and exercises of stock options	391	-	391	809
Excess tax benefit on stock option exercises	2,191	-	2,191	593
Net cash provided by financing activities	352,134	349,931	2,203	1,402

Net (decrease) increase in cash and cash equivalents	(7,874)	(11,914)	4,040	16,677
Cash and cash equivalents at beginning of year	42,829	46,869	42,829	26,152
Cash and cash equivalents at end of year	$34,955	$34,955	$46,869	$42,829

Supplemental cash flow disclosures
Cash paid for interest	$20,746	$14,295	$6,451	$13,917
Cash paid for income taxes, net of refunds	$7,088	$804	$6,284	$8,437

(1)
Based on the combined results of Successor (as defined below) for the period February 11, 2011 through September 30, 2011, and Predecessor (as defined below) for the period October 2, 2010 through February 10, 2011.  This presentation of the combined cash flows for the 12 months ended September 30, 2011 does not comply with generally accepted accounting principles in the United States or with the rules for pro forma presentation. CPI believes that this presentation facilitates the ability of its investors to more meaningfully compare its combined operating results for fiscal year 2011 with its results for fiscal year 2010.

(2)	Successor refers to CPI International Holding Corp. and its subsidiaries following the February 11, 2011 merger with Veritas Capital. Predecessor refers to CPI International, Inc. and its subsidiaries prior to the February 11, 2011 merger.

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(in thousands - unaudited)

		Three Months Ended		Twelve Months Ended
		September 30,	October 1,	September 30,	October 1,
		2011	2010	2011 (1)	2010
Net income (loss)		$2,522	$(5,805)	$(11,213)	$6,739
Depreciation and amortization		7,519	2,819	22,745	11,072
Interest expense, net		6,759	3,697	23,496	15,213
Income tax (benefit) expense		(3,528)	(302)	(1,083)	5,622
EBITDA		13,272	409	33,945	38,646

Adjustments to exclude certain non-recurring, non-cash or other unusual items:
Stock-based compensation (credit) expense	(2)	(172)	740	4,929	3,040
Loss on debt extinguishment	(3)	-	-	134	-
Merger expenses	(4)	426	16,113	14,223	19,913
Write-off of inventory step-up	(5)	229	-	7,703	-
Veritas Capital management fee	(6)	524	-	1,424	-
Total adjustments		1,007	16,853	28,413	22,953
Adjusted EBITDA		$14,279	$17,262	$62,358	$61,599

EBITDA margin	(7)	13.2%	0.4%	8.7%	10.7%
Adjusted EBITDA margin	(8)	14.2%	18.1%	16.0%	17.1%
Net income margin	(9)	2.5%	(6.1%)	(2.9%)	1.9%

(1)
Based on the combined results of CPI International Holding Corp. for the period February 11, 2011 through September 30, 2011, and the predecessor, CPI International, Inc. (the Predecessor), for the period October 2, 2010 through February 10, 2011.  This presentation of the combined results of operations for the 12 months ended September 30, 2011 does not comply with generally accepted accounting principles in the United States or with the rules for pro forma presentation. CPI believes that this presentation facilitates the ability of its investors to more meaningfully compare its combined operating results for fiscal year 2011 with its results for fiscal year 2010.

(2)	Represents a charge for stock options, restricted stock awards, restricted stock unit awards and the employee discount related to CPIs Employee Stock Purchase Plan, including for the acceleration of vesting of stock options in conjunction with the sale of the Predecessor. In addition, starting in the third quarter of fiscal year 2011, represents compensation expense for Class B membership interests by certain members of management and independent directors in the companys parent, CPI International Holding LLC. The $172 credit in the three months ended September 30, 2011 represents a credit related to purchase accounting of $416, partially offset by a charge for compensation expense for Class B membership interests of $244.

(3)	Represents bond tender fees and other related expenses related to the retirement of debt obligations of the Predecessor, net of a gain from debt repayment at less than fair value.

(4)	Represents non-recurring transaction costs, such as fees for investment bankers, attorneys and other professional services rendered in conjunction with the sale of the company. For the 12 months ended September 30, 2011, also includes cash payments for the unvested portion of restricted stock awards for which vesting was accelerated.

(5)	Represents a non-cash charge for utilization of the net increase in cost basis of inventory that resulted from purchase accounting in connection with the sale of the company.

(6)	Represents a management fee payable to Veritas Capital for advisory and consulting services.

(7)	Represents EBITDA divided by sales.

(8)	Represents adjusted EBITDA divided by sales.

(9)	Represents net income divided by sales.

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow and Adjusted Free Cash Flow
(in thousands - unaudited)

		Twelve Months Ended
		September 30,
		2011 (1)
Net cash provided by operating activities		$17,844
Capital expenditures		(7,352)
Payment of patent application fees		(10)
Free cash flow		10,482

Adjustments to exclude certain non-recurring or other unusual items:
Cash paid for prior year transfer pricing audit	(2)	827
Cash paid for merger expenses, net of taxes	(3)	12,964
Cash paid for Veritas Capital advisory fee, net of taxes	(4)	639
Cash paid for debt extinguishment, net of taxes	(5)	391
Total adjustments		14,821
Adjusted free cash flow		$25,303

Free cash flow		$10,482
Net loss		$(11,213)

(1)
Based on the combined results of CPI International Holding Corp. for the period February 11, 2011 through September 30, 2011, and the predecessor, CPI International, Inc. (the Predecessor), for the period October 2, 2010 through February 10, 2011. This presentation of the combined results of operations for the 12 months ended September 30, 2011 does not comply with generally accepted accounting principles in the United States or with the rules for pro forma presentation. CPI believes that this presentation facilitates the ability of its investors to more meaningfully compare its combined operating results for this period with past and future periods.

(2)	Represents a payment made with respect to an audit by the Canada Revenue Agency (CRA) of Communications & Power Industries Canada Inc.s (CPI Canada) purchase of the Satcom Division in fiscal years 2001 and 2002. CPI Canada has received a tax assessment, including interest expense, for prior fiscal years, based on tax deductions related to the valuation of the Satcom business. While the CRA is in the process of finalizing the audit assessment, certain payments are required to be made in the meantime. The Company considers this a non-recurring use of cash as it pertains to previous years.

(3)	Represents cash paid, net of income taxes, for: (i) fees for investment bankers, attorneys, other professional services and for transaction costs in connection with the sale of the company, and (ii) cash payments for the unvested portion of restricted stock awards for which vesting was accelerated in connection with the sale of the company.

(4)	Represents a management fee paid to Veritas Capital for advisory and consulting services, net of income taxes.

(5)	Represents cash paid for bond tender fees and other related expenses related to the retirement of debt obligations of the Predecessor, net of income taxes.